Exhibit 10.86

Executive Officers

BORLAND SOFTWARE CORPORATION

INCENTIVE COMPENSATION PLAN

FOR EXECUTIVE OFFICERS

I. PURPOSE OF THE PLAN

This Incentive Compensation Plan is intended to promote the interests of Borland Software Corporation, a Delaware corporation (the “Corporation”), by providing eligible individuals in the Corporation’s employ with the opportunity to participate in a cash bonus program tied to corporate performance objectives which will provide them with a meaningful incentive to remain in the Corporation’s employ and contribute to the Corporation’s financial success.

II. DEFINITIONS

A. “Actual Bonus” shall mean the bonus actually earned by the Participant for the Year.

B. “Base Salary” shall mean the annual rate of base salary in effect for the Participant at the start of each Year in which he or she participates in the Plan. For an individual who first becomes a Participant after the start of the Year, his or her Base Salary shall be the annual rate of base salary in effect for him or her on the date of entry into the Plan. Base Salary shall be calculated before deduction of (i) any income or employment tax withholdings, (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit plan now or hereafter established by the Corporation, (iii) any contributions made by the Participant to the Corporation’s Employee Stock Purchase Plan (“ESPP”). The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions, profit-sharing distributions stock options, restricted stock and other incentive-type payments, including cash bonuses received under this Plan, (ii) the matching contributions or deferred profit-sharing contributions made by the Corporation under any Code Section 401(a) or 401(k) plan now or hereafter established and (iii) any and all other contributions (other than Internal Revenue Code Section 401(k) or Section 125 contributions) made on the Participant’s behalf by the Corporation under any employee benefit or welfare plan now or hereafter established.

C. “Board” shall mean the Corporation’s Board of Directors.

D. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

E. “Corporate Performance Objectives” shall mean the financial or other performance milestones the Corporation must attain as a condition to the Participant’s entitlement to his or her Target Bonus for the applicable period. Corporate Performance Objectives may be tied to operating income, revenue, earnings per share (on a GAAP or non-GAAP basis), net profit, return on equity, return on sales, capital or assets and other milestones established from time to time by the Plan Administrator.

F. “Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to continue for a period of twelve (12) consecutive months or more.

G. “Earn-Out Date” shall mean the date the payout is made which is expected on the second payroll run in February following the Year for which the Corporate Performance Objectives are achieved. This date shall be the date on which the Participant’s entitlement (if any) to a payout of his or her Actual Bonus for that Year shall first accrue.

H. “Employee Status” shall mean the individual’s performance of services for the Corporation or any Participating Subsidiary as a regular full-time employee.

I. “Executive Officer” shall mean each executive officer of the Corporation who is subject to the reporting and short-swing liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended and any Senior Vice President of Borland Software Corporation.

J. “Participant” shall mean each Executive Officer of the Corporation who participates in the Plan in accordance with the eligibility provisions of Article IV.

K. “Participating Subsidiary” shall mean any Subsidiary which has, with the written authorization of the Board, extended the benefits of the Plan to its eligible Participants. The Participating Subsidiaries are listed in the attached Schedule I, which may be amended from time to time by the Plan Administrator.

L. “Plan” shall mean this Borland Software Corporation Incentive Compensation Plan For Executive Officers, as amended from time to time.

M. “Plan Administrator” shall mean the Compensation Committee of the Board in its capacity as administrator of the Plan.

N. “Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

O. “Target Bonus” shall mean the bonus opportunity provided each Participant for each Year the Plan remains in effect. The Target Bonus shall be an amount equal to the percentage of the Participant’s Base Salary specified as a potential bonus in the Participant’s employment agreement, or otherwise specified by the Plan Administrator.

P. “Year” shall mean each fiscal year of the Corporation for which the Plan remains in effect.

III. ADMINISTRATION OF THE PLAN

A. The Compensation Committee as Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper plan administration and to make such determinations under, and issue such interpretations of, the Plan as it may deem advisable. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in the Plan.

B. The Plan Administrator shall have the discretionary authority to adjust the established Corporate Performance Objectives for the Year should the Plan Administrator determine, in its sole discretion, such adjustments are required in order to maintain the objectives and purposes of the Plan. For example, if the Plan Administrator determines that a merger or acquisition will affect the Corporation’s ability to achieve the Corporate Performance Objectives, the Plan Administrator shall have the discretionary authority to adjust the established Corporate Performance Objectives for the Year should the Plan Administrator determine, in its sole discretion, such adjustments are reasonable in light of the altered financial situation.

C. The Plan Administrator shall have the sole and exclusive responsibility to administer all aspects of the Plan with respect to the Participants; provided, however, that the Plan Administrator may delegate any or all of those responsibilities to the Chairman of the Compensation Committee, in which event such Chairman shall have the authority to administer the Plan with respect to the delegated responsibilities.

IV. ELIGIBILITY

Unless otherwise determined by the Plan Administrator, each individual who is an Executive Officer of the Corporation at the start of the Year or who is hired in such capacity within the forty-five days (45) days of that Year shall qualify as a Participant for that Year. Unless otherwise determined by the Plan Administrator, any individual hired as an Executive Officer by the Corporation after the forty-five days (45) days of the Year shall commence participation in the Plan on a pro-rata basis as described in Article VI C.

V. DETERMINATION OF TARGET BONUS

The Target Bonus shall be an amount equal to the percentage of the Participant’s Base Salary specified as a potential bonus in the Participant’s employment agreement with the Corporation, or otherwise specified by the Plan Administrator. The Plan Administrator may change a Participant’s level of participation for a particular Year to take into account any promotion, demotion or substantial change in job responsibilities. Any such change to a Participant’s level placement shall, at the Plan Administrator’s sole discretion, be made either retroactive to the start of the Year in which such change to Participant’s status occurs or become effective on a date determined by the Plan Administrator. The Target Bonus shall be comprised solely of an Annual Bonus (Article VI).

VI. DETERMINATION OF ANNUAL BONUS

As designated by the Plan Administrator, a Participant may earn his or her Target Bonus on an Annual Basis. Unless otherwise determined by the Plan Administrator, Annual Bonus shall only be earned if and to the extent the Corporate Performance Objectives for the Year are achieved by the Corporation. The Actual Bonus earned by a Participant under the Plan for a particular Year shall be determined as follows:

A. The Plan Administrator shall establish Corporate Performance Objectives from time to time for the Year and the formula for determining the percentage of the Target Bonus attainable based on achievement of the Corporation Performance Objectives for the Year.

B. Once the Corporate Performance Objectives for the Year are established, the Participant shall be eligible for the Annual Bonus if, and to the extent that, a particular Corporate Performance Objectives for the Year is achieved. Unless otherwise determined by the Plan Administrator, the Participant shall not be entitled to any portion of the Annual Bonus if the minimum Corporate Performance Objectives for the Year as established by the Plan Administrator are not achieved.

C. Unless otherwise determined by the Plan Administrator, if the individual becomes a Participant more than forty-five (45) days after the start of the Year, then the dollar amount of his or her Annual Target Bonus for the Year based on annual Performance Objectives shall be pro-rated by multiplying such dollar amount by a fraction, the numerator of which is the number of calendar months of Employee Status completed by the Participant individual in such Year (rounded to the nearest whole month), and the denominator is twelve (12). Unless otherwise determined by the Plan Administrator, if the individual becomes a Participant more than twenty days (20) days after the start of a quarter or does not maintain Employee Status in any quarter more than seventy days (70) of that quarter, then the Participant shall not be eligible for the dollar amount of his or her Annual Target Bonus for the Year that is based on quarterly Performance Objectives for the quarter(s) where he or she did not maintain Employee Status more than seventy (70) days.

VII. ELIGIBILITY FOR ACTUAL BONUS AND PAYOUT

A. A Participant shall not earn or otherwise become entitled to any Actual Bonus for a particular Year unless such Participant continues in Employee Status through the Earn-Out Date for that Year. However, should a Participant cease Employee Status before the Earn-Out Date for a particular Year by reason of death or Disability, then the Participant (or his or her estate) shall accordingly, receive a dollar amount, payable in accordance with the payment schedule set forth in Paragraph B below, equal to the portion of the Actual Bonus he or she would have otherwise earned for such Year on the basis of the actual percentage attainment of the Corporate Performance Objectives for that Year prorated from the beginning of that particular Year to the date in which the Participant ceases Employee Status.

B. The Actual Bonus Payment to which each Participant becomes entitled under the Plan shall be paid as follows:

The Annual Bonus shall be paid in one payment on or before the second payroll run in February of the year following the Year for which the Corporate Performance Objectives are achieved, subject to the Company’s public announcement of its earnings for the prior year. Payment shall be subject to the collection by the Corporation (or the Participating Subsidiary) of all applicable federal, state and local income and employment taxes, and the Participant shall only be paid the amount which remains after the collection of those taxes.

VIII. PLAN DURATION AND AMENDMENT

The Plan shall be in effect for the 2006 Year and for each subsequent fiscal year of the Corporation until the Plan Administrator by appropriate resolution terminates the Plan, or adopts a new Plan. No Participant shall accrue any rights to receive an Actual Bonus for a particular Year for which the Plan is outstanding until the Earn-Out Date for that Year. Accordingly, the Plan Administrator in its sole discretion may amend or terminate the Plan at any time prior to the Earn-Out Date in effect for a particular Year, and any such amendment or termination shall be applicable for that Year and each subsequent Year.

IX. NON-TRANSFERABILITY

The right to receive an Actual Bonus under the Plan may not be transferred, assigned, pledged or encumbered. Should a Participant die before receipt of any Actual Bonus to which he or she becomes entitled under the Plan, then that bonus shall be paid to the Participant’s estate.

X. ENTIRE AGREEMENT

The Plan constitutes the full and entire understanding and agreement between the Corporation and each of the Participants with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements and understandings, whether oral or written, relating to the subject matter of the Plan.

XI. COUNTERPARTS

This Plan and acknowledgements thereof may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

XII. NO EMPLOYMENT RIGHTS

Nothing in the Plan shall confer upon a Participant any right to continue in Executive or Employee Status for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or any Participating Subsidiary or of the Participant, which rights are hereby expressly reserved by each, to terminate the Executive or Employee Status of the Participant at any time for any reason, with or without cause.

XIII. GOVERNING LAW

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California without resort to the conflict-of-laws rules thereof or of any other jurisdiction.

IN WITNESS WHEREOF, Borland Software Corporation has caused this instrument to be executed on by its behalf by it duly-authorized officer as of the             day of March, 2006.

BORLAND SOFTWARE CORPORATION

By:
Name:	Timothy J. Stevens
Title:	Senior Vice President and General Counsel

AGREED AND ACCEPTED

Senior Officers

SCHEDULE I

LIST OF PARTICIPATING SUBSIDIARIES

None